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                                           UNITED STATES
                                SECURITIES AND EXCHANGE COMMISSION
                                      Washington, D.C. 20549


                              INITIAL SCHEDULE 13G


                    Under the Securities Exchange Act of 1934



                      State Financial Services Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    856855101
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                PAGE 1 OF 9 PAGES


---------------------------------------                                         --------------------------------------
CUSIP No.   856855101                                    13G                    Page  2  of  9  Pages
---------------------------------------                                         --------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660

--------- ------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                 (b)  |_|
          N/A

--------- ------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ------------------------------------------------------------------------------------------------------------
                   -------- ------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-


                   -------- ------------------------------------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-


                   -------- ------------------------------------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-


                   -------- ------------------------------------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None,  except  through its  indirect,  wholly-owned  subsidiary,  John
          Hancock Advisers, Inc.


--------- ------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A

--------- ------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.


--------- ------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, IA, HC

--------- ------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 9 PAGES




---------------------------------------                                         --------------------------------------
CUSIP No.   856855101                                    13G                    Page  3  of  9  Pages
---------------------------------------                                         --------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223

--------- ------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                 (b)  |_|
          N/A

--------- ------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ------------------------------------------------------------------------------------------------------------
                   -------- ------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-


                   -------- ------------------------------------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-


                   -------- ------------------------------------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-


                   -------- ------------------------------------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None,  except  through its  indirect,  wholly-owned  subsidiary,  John
          Hancock Advisers, Inc.

--------- ------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A

--------- ------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.


--------- ------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC

--------- ------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 9 PAGES




---------------------------------------                                         --------------------------------------
CUSIP No.   856855101                                    13G                    Page  4  of  9  Pages
---------------------------------------                                         --------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Berkeley Financial Group
          I.R.S. No. 04-3145626

--------- ------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                 (b)  |_|
          N/A

--------- ------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ------------------------------------------------------------------------------------------------------------
                   -------- ------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-


                   -------- ------------------------------------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-


                   -------- ------------------------------------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-


                   -------- ------------------------------------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its direct, wholly-owned subsidiary, John Hancock
          Advisers, Inc.

--------- ------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A

--------- ------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.


--------- ------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC

--------- ------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 9 PAGES




---------------------------------------                                         --------------------------------------
CUSIP No.   856855101                                    13G                    Page  5  of  9  Pages
---------------------------------------                                         --------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Advisers, Inc.
          I.R.S. No. 04-2441573


--------- ------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                 (b)  |_|
          N/A

--------- ------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ------------------------------------------------------------------------------------------------------------
                   -------- ------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 187,220


                   -------- ------------------------------------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each
                            -0-

                   -------- ------------------------------------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  187,220


                   -------- ------------------------------------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          187,220

--------- ------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A

--------- ------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.8%


--------- ------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IA

--------- ------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 5 OF 9 PAGES


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


         Item 1(a)    Name of Issuer:
                      State Financial Services Corporation

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      10708 West Janesville Road
                      Hales Corners, WI   53130

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts 02199.

         Item 2(c)    Citizenship:
                      JHMLICO and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      856855101

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:


                      JHMLICO: (c) (X) Insurance Company as defined in ss.3(a)
                                       (19) of the Act.

                               (e) (X)  Investment  Adviser  registered
                                        under   ss.203  of  the   Investment
                                        Advisers Act of 1940.

                               (g) (X) Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G).


                                            PAGE  6  OF  9  PAGES

                      JHSI:    (g) (X) Parent Holding Company, in accordance
                                       with ss.240.13d-1(b)(ii)(G).

                      TBFG:    (g) (X) Parent Holding Company, in accordance
                                       with ss.240.13d-1(b)(ii)(G).

                      JHA:     (e) (X) Investment Adviser registered under
                                       ss.203 of the Investment Advisers Act
                                       of 1940.

         Item 4       Ownership:

                      (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 187,220 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares. 187,220 shares are held by the John Hancock Regional Bank Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                      (b)    Percent of Class:  5.8%

                      (c) (i) sole power to vote or to direct the vote:
                                    JHA has sole power to vote or direct the vote of the 187,220 shares of Common Stock under the Advisory Agreement as follows:

                                                                  Date of
                                                  Number          Advisory
                      Fund Name                   of  Shares      Agreement
                     John Hancock Regional
                     Bank Fund                    187,220         July 1, 1996

                      (ii)   shared power to vote or to direct the vote:     -0-

                      (iii)  sole  power  to  dispose  or to  direct  the
                             disposition   of:  JHA  has  sole  power  to
                             dispose or to direct the disposition of the 187,220 shares of Common Stock under the Advisory Agreement noted in Item 4(c)(i) above.


                      (iv)   shared power to dispose or to direct the
                             disposition of:     -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person:  See Item 4.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.






                                PAGE 7 OF 9 PAGES

         Item 10      Certification:

                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                    John Hancock Mutual Life Insurance Company
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: January 29, 1998             Title:   Senior Vice President & Treasurer


                                    John Hancock Subsidiaries, Inc.
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: January 29, 1998             Title:   Treasurer


                                    The Berkeley Financial Group
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: January 29, 1998             Title:   Vice President


                                    John Hancock Advisers, Inc.
                                    By:       /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: January 29, 1998             Title:   Vice President




                                PAGE 8 OF 9 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of State Financial Services Corporation is filed on behalf of each of them.


                                    John Hancock Mutual Life Insurance Company
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: January 29, 1998             Title:   Senior Vice President & Treasurer


                                    John Hancock Subsidiaries, Inc.
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: January 29, 1998             Title:   Treasurer


                                    The Berkeley Financial Group
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: January 29, 1998             Title:   Vice President


                                    John Hancock Advisers, Inc.
                                    By:       /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: January 29, 1998             Title:   Vice President




                                PAGE 9 OF 9 PAGES